Exhibit 99.1

Monar Secures First Acquisition by Signing of Definitive Agreement

Monar International Announces Definitive Agreement with National Leasing & Brokerage Inc.

Rancho Cucamonga, California, October 21, 2013, Monar International Inc. (OTCQB: MNAI) is proud to announce that it has reached agreement to acquire National Leasing and Brokerage Inc., LLC. This acquisition complements Monar’s recent share restructuring completed on August 7, 2013. Monar is now implementing its new strategic direction to identify acquisition targets in transportation services, primarily in the US market. Priority sectors include auto/vehicle transport, drive away services, fleet management, etc.

In recent years, particularly over the period 2010 to 2012 National Leasing and Brokerage Inc., LLC shown strong year on year growth in revenues, more than doubling its sales volumes over that period.  Sales growth has continued in 2013. NLB will be preparing audited financial statements prior to closing the transaction with Monar.

“We are extremely pleased to announce that National Leasing and Brokerage, Inc., LLC, (NLB) is our first acquisition in transportation services.  Acquiring an operating company like NLB is expected to add value for Monar’s shareholders,” said Robert Clarke, President and CEO at Monar International.

John McDonald, Founder of National Leasing and Brokerage stated; “We are very pleased to be acquired by Monar. At NLB we provide drive away services on a nationwide basis for many large corporations, some of them Fortune 500 companies. We are one of the few drive away service companies with a nationwide footprint, having 125 independent contracted licensed drivers within our organization.”

About Monar International

Monar International Inc. is developing transportation services in various markets and will continue to identify new acquisition opportunities focusing on creating enhanced shareholder value.  The company was incorporated in 2009.

About National Leasing & Brokerage

National Leasing & Brokerage, Inc., LLC is a transportation service provider.  The Company is primarily focused on drive-away logistics management services utilizing independent contractor drivers.

Forward Looking Statements

This release contains statements that appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Monar International, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Monar International, Inc.’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Monar International, Inc.’s filings with the Securities and Exchange Commission.

Company Contact Information:
Contact:  Robert Clarke
E-mail:  ir@monarinc.com
Tel:  213-985-1939
Monar International Inc.
7365 Carnelian Street, Suite 119
Rancho Cucamonga, CA. 91730